KINETICS MUTUAL FUNDS, INC. AND
 KINETICS PORTFOLIOS TRUST
ADDENDUM TO TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM dated as of this 18th day of July, 2007 (“Addendum”) to the Transfer Agent Servicing Agreement, dated as of January 1, 2002, as amended, is entered by and among KINETICS MUTUAL FUNDS, INC., a Maryland corporation (the “Fund”), KINETICS PORTFOLIOS TRUST, a Delaware business trust (the “Portfolio”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement dated as of January 1, 2002, as previously amended (the “Agreement”); and

WHEREAS, the parties desire to modify the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by mutual written consent of the parties;

NOW THEREFORE, the parties agree to add and/or amend the following provisions:

A.	A new Section 15 shall be added to the Agreement to read as follows:

15.	Additional Services to be Provided by USBFS

USBFS shall provide the FAN Mail Services set forth in Exhibit D to this Agreement in the form set forth below, subject to the terms and conditions specified in Exhibit D, as the same may be amended from time to time.

The Fund and the Portfolio hereby acknowledge that Exhibit D is an integral part of this Agreement and, to the extent services included in Exhibit D are selected by the Fund and the Portfolio, such services shall also be subject to the terms and conditions of the Agreement.  The provisions of Exhibit D, shall continue in effect for as long as the Agreement remains in effect, unless sooner terminated pursuant to Section 12 hereof.

The indemnity and defense provisions set forth in Section 6 of the Agreement  and in Exhibit D, if applicable, shall indefinitely survive the termination and/or assignment of the Agreement.

Exhibit D
to the
Transfer Agent Servicing Agreement among Kinetics Mutual Funds, Inc., Kinetics Portfolios Trust and U.S. Bancorp Fund Services, LLC

FAN MAIL SERVICES

1.           Certain Definitions

Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below:

A.
“FAN Mail®” means the system designed, developed and instituted by DST Systems, Inc. (“DST”) known as “Financial Adviser Network MailTM” or “FAN Mail,” which enables DST to make available data from DST’s TA2000® mutual fund record-keeping systems and data provided to DST in the format specified by DST from other mutual fund record-keeping systems or record-keeping systems maintained by third parties for other Financial Products through the Internet to authorized Users (as defined below).

B.
“FAN Mail Services” means the services originally provided by DST using FAN Mail, the Internet and other software equipment and systems provided by DST, telecommunications carriers, firewall providers and other third parties, as described more fully in Section 3 of this Exhibit D, to which USBFS subscribes and is authorized to resell to its customers pursuant to a separate agreement with DST.

C.	“Financial Products” means mutual funds, annuity, variable annuity or variable universal life contracts or real estate investment trusts or limited partnerships or other similar financial products.

D.
“User(s)” means the persons to whom data is made available through FAN Mail Services, including specified authorized agents of record owners of the Fund’s or Portfolio’s shares, such as brokers, registered financial advisers, financial planners and other financial intermediaries, and, when requested by the Fund or the Portfolio, the distributors of the Fund’s or the Portfolio’s shares.

2.           Services Covered

USBFS shall allow access to FAN Mail Services by authorized Users on behalf of the Fund and the Portfolio in accordance with the terms of this Exhibit D.  By entering into the agreement with the Fund and the Portfolio to provide services pursuant to this Exhibit D, USBFS hereby consents to extraction of Files, as defined below, from TA2000 and instructs DST to extract Files from TA2000 for authorized Users.

3.        Duties and Responsibilities of USBFS

USBFS shall:

A.
Receive data (“Files”) from DST’s TA2000 transfer agent record-keeping system and address the Files to Users who have completed the enrollment process for FAN Mail Services required by DST and make the Files available to such Users.  All Files will be made available only through the Internet via a Hypertext Transfer Protocol Secure site (the “HTTPS Server”).  USBFS will provide to each User a user identification (“User ID”) and a password (the “Password”) and shall permit access to the Files on the HTTPS Server associated with a given User ID and Password whenever the appropriate User ID and Password is received by the HTTPS Server.  Each User is responsible for accessing the HTTPS Server and retrieving such User’s Files.  USBFS hereby reserves the right to change the method of delivery for the FAN Mail Services or to develop an internal delivery system.

B.	Make available to Users the Files included in Appendix 1 to this Exhibit D. USBFS may from time to time and upon notice to the Fund and the Portfolio add and/or delete Files from Appendix 1.

C.
Perform the following administrative functions through DST necessary to establish the link between the Files and the User’s HTTPS directory: maintain a data base that contains the User’s name, address, electronic mailing address, 30 day history of Files made available (actual back-up of information is not maintained for the Fund and the Portfolio) and a list of Users by dealer/adviser number; provide billing to the Fund and the Portfolio; provide daily reports to the Fund and the Portfolio; reasonably assist the Fund and the Portfolio and Users in establishing FAN Mail links; monitor transmissions and provide ongoing technical support for FAN Mail; and maintain a web site facilitating enrollment of new Users.

D.
Ensure that the HTTPS Server is accessible via the Internet.  Through DST, provide telephone support to the Fund or the Portfolio and Users with respect to the use of FAN Mail, use reasonable efforts to resolve problems, and establish and maintain the HTTPS Server so it is available for contact by financial planning software vendors.

E.
If additional FAN Mail Services become available during the term of this Agreement, USBFS shall offer the additional services to the Fund and the Portfolio.  To the extent the Fund and the Portfolio elect to receive any or all of such additional services, this Exhibit D shall be amended.

F.
Make available, either directly or indirectly, all computers, telecommunications equipment and other equipment and software reasonably necessary to make FAN Mail Services available for use by the Fund and the Portfolio and its affiliated distributors, when applicable.

4.        Duties and Responsibilities of the Fund and the Portfolio

The Fund and the Portfolio shall:

A.	Comply, and instruct Users to comply, with all the User enrollment and authorization procedures and FAN Mail Services security procedures required by DST.

B.	Transmit Files daily from the Fund’s and the Portfolio’s record-keeping systems maintained by third parties to DST in formats specified from time to time by DST, if applicable.

C.	Obtain and pay for connectivity to the HTTPS Server.

D.	Have the proper equipment and software to enable Users to access the HTTPS Server and download the Files and obtain all related maintenance, including support in the event of download problems.

5.        System Maintenance

The Fund and the Portfolio understand that USBFS and DST will have to perform periodic maintenance to the hardware and software used to provide FAN Mail Services, which may cause temporary service interruptions.  USBFS shall notify the Fund and the Portfolio of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.        Additional Representation and Warranty

The parties hereby warrant that neither shall knowingly insert into any interface, software, or program maintained or provided by a party to this Agreement, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such non-complying party.

7.         Proprietary Rights

A.
The Fund and the Portfolio acknowledge and agree that by virtue of subscribing to FAN Mail Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide FAN Mail Services owned by DST and licensed to USBFS.  Any interfaces and software provided to the Fund and the Portfolio in order to provide connectivity to FAN Mail through USBFS shall be used by the Fund and the Portfolio and Users only for the period during which this Exhibit D is in effect and only in accordance with the terms of this Exhibit D, and shall not be used by the Fund or the Portfolio to provide connectivity to or through any other system or person without USBFS’s prior written approval.  The Fund and the Portfolio shall not copy, decompile or reverse engineer any software or programs provided to the Fund or the Portfolio hereunder.  The Fund and the Portfolio also agree not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.
The FAN Mail Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Fund and the Portfolio.  The Fund and the Portfolio retain all rights in such intellectual property that may reside on the FAN Mail Services site, not including any software and processes provided by USBFS.  To the extent the intellectual property of the Fund and the Portfolio is cached to expedite communication, the Fund and the Portfolio grant to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of the Fund and the Portfolio is duplicated within the FAN Mail Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Fund’s web site(s), the Fund and the Portfolio grant to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit D is in effect.  This license is limited to the intellectual property needed to replicate the appearance of the Fund’s web site(s) and does not extend to any other intellectual property owned by the Fund or the Portfolio.  The Fund and the Portfolio warrant that they have sufficient right, title and interest in and to their web site(s) and their intellectual property to enter into these obligations, and that to their knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section 7 of this Exhibit D and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section 7 of this Exhibit D, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section 7 C. relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.

8.        Compensation

The Fund and the Portfolio shall compensate USBFS for providing FAN Mail Services to the Fund and the Portfolio, respectively, in accordance with the fee schedule set forth in Appendix 1 to this Exhibit D (as the same may be amended in writing from time to time).

9.         Additional Indemnification; Limitation of Liability

A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE FAN MAIL SERVICES.  Accordingly, USBFS’s sole liability to the Fund and the Portfolio or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in FAN Mail Services to be provided by USBFS hereunder shall be to use its best efforts to commence or resume FAN Mail Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Fund and the Portfolio and their respective trustees, directors, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of FAN Mail Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.
If an injunction is issued against the Fund, the Portfolio and/or User with respect to: use of FAN Mail Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Fund and the Portfolio and Users the right to continue to use FAN Mail Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Fund or the Portfolio, replace or modify FAN Mail Services so that they become non-infringing, provided that, in the Fund’s and the Portfolio’s judgment, such replacement or modification does not materially and adversely affect the performance of FAN Mail Services or significantly lessen their utility to the Fund, the Portfolio and/or Users.  If in the Fund’s or Portfolio’s judgment, such replacement or modification does materially adversely affect the performance of FAN Mail Services or significantly lessen their utility to the Fund, the Portfolio and/or Users, the Fund or the Portfolio may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBFS.

D.
Because the ability of USBFS to deliver FAN Mail Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including DST, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of FAN Mail Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with FAN Mail Services as long as USBFS and its agents comply with the data security policy described in Section 10 A. of this Exhibit D.  This Exhibit D may be terminated by any party upon the breach of the other party of any material term of this Exhibit D if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.
The Fund, the Portfolio and Users are responsible for verifying the accuracy and receipt of all data or information made available via FAN Mail Services.  The Fund and the Portfolio are responsible for advising Users of their responsibilities to promptly notify the USBFS of any errors or inaccuracies relating to data or other information made available via FAN Mail Services with respect to the Fund’s shareholders.

F.
USBFS shall not be responsible for the accuracy of input material from Users and the Fund’s or the Portfolio’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

10.      File Security and Retention; Confidentiality

A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Fund’s or the Portfolio’s data bases, files, and other information provided by the Fund or the Portfolio to USBFS for use with FAN Mail Services, the Files included in Appendix 1 to this Exhibit D or the names of Users (collectively, “Fund Files”).  USBFS’s security provisions with respect to FAN Mail Services and the Fund Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Fund Files maintained by USBFS hereunder shall be available for inspection by the Fund’s, the Portfolio’s or User’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the Investment Company Act of 1940, as amended.  In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Fund’s or the Portfolio’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Exhibit D for any reason and upon the Fund’s or the Portfolio’s request, USBFS shall return to the Fund or the Portfolio, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.      Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, FAN MAIL SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING FAN MAIL SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.       Termination of FAN Mail

Except as otherwise specifically noted in this Exhibit D, FAN Mail may be terminated by either party upon giving 90 days prior written notice to the other party.  FAN Mail will not be interrupted during the 90 day period and USBFS will cooperate in the reasonable transfer of duties to another provider.

13.       Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) the Fund, the Portfolio and Users will immediately end their access to FAN Mail Services and (ii) the Fund and the Portfolio will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information or and other written information provided by USBFS in connection with the services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Appendix 1
to
Exhibit D
to the
Transfer Agent Servicing Agreement

Files and FAN Mail Fee Schedule

I.             Files

The following Files shall be provided to Users as required by Exhibit D:

Account Position File
Direct Financial Activity File
Account Master Position File
New Account Activity File
Non-Financial Activity File
Distribution Activity File
Daily Price File

USBFS agrees to allow access to Fan Mail by AG Edwards only and thereafter on a case by case basis, as determined and conveyed to USBFS by the Funds.

II.           Fees – FAN Mail

TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES FEE SCHEDULE at July, 2007

FAN MAIL– Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.
•  Base Fee Per Management Company – file generation and delivery - $______ per year
•  Per Record Charge
•  Rep/Branch/ID - $_____
•  Dealer - $_____
•  Price Files - $_____ or $_____/user/month, whichever is less

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.                                                                                               U.S BANCORP FUND SERVICES, LLC

By: /s/ Peter B. Doyle                                                                                                                        By: /s/ Michael R. McVoy

Name: Peter B. Doyle                                                                                                                         Name: Michael R. McVoy

Title:_______________________________                                                                             Title: Senior Vice President

KINETICS PORTFOLIOS TRUST

By: /s/ Leonid Polyakov

Name: Leonid Polyakov

Title: Treasurer